PRELIMINARY COPY
                                SCHEDULE 14A
                               (RULE 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                            EXCHANGE ACT OF 1934

 Filed by registrant  (X)
 Filed by a party other than registrant  ( )
 Check appropriate box:
 (X) Preliminary Proxy Statement              ( )  Confidential, for Use of
                                                   the Commission Only
                                                   (as permitted by Rule
                                                   14a-6(e)(2))
 ( )  Definitive Proxy Statement
 ( )  Definitive Additional Materials
 ( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 FILING BY:

                            RITE AID CORPORATION
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              (Name of Registrant as Specified in Its Charter)

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   (Name of Persons Filing Proxy Statement if other than the Registrant)

 Payment of filing fee (Check the appropriate box):

 (X)  No Fee Required

 ( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11

      (1)  Title of each class of securities to which transaction applies:

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      (2)  Aggregate number of securities to which transaction applies:

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      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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      (4)  Proposed maximum aggregate value of transaction:

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      (5)  Total fee paid:

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 ( )  Fee paid previously with preliminary materials.

 ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount Previously Paid:

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      (2)  Form, Schedule or Registration Statement No.:

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      (3)  Filing Party:

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      (4)  Date Filed:

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  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1998





 [LOGO]

                            RITE AID CORPORATION
                               P.O. BOX 3165
                       HARRISBURG, PENNSYLVANIA 17105

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A Special Meeting of stockholders ("Special Meeting") of Rite Aid
Corporation ("Rite Aid") will be held on Tuesday December 29, 1998, at The Radisson Penn Harris Hotel and Convention Center, 1150 Camp Hill Bypass, Camp Hill, Pennsylvania 17011, at 9:30 a.m., for the following purposes:

1. To approve an amendment to Rite Aid's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, par value $1.00, of Rite Aid (the "Common Stock"), from 300,000,000 shares to 600,000,000 shares.

2. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on November 27, 1998, as the record date for the Special Meeting. Only stockholders of record as of that date are entitled to notice of and to vote at the Special Meeting and any adjournment and postponements thereof. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Special Meeting.

                                    By Order of the Board of Directors,

                                    Elliot S. Gerson,
                                    Senior Vice President, General Counsel
                                    and Secretary

                                    Camp Hill, Pennsylvania
                                    November 30, 1998


WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF RITE AID, AND RETURN IT IN THE ENCLOSED ENVELOPE PROVIDED FOR THAT PURPOSE. ANY STOCKHOLDER MAY REVOKE HIS PROXY AT ANY TIME BEFORE THE MEETING BY WRITTEN NOTICE TO SUCH EFFECT TO THE SECRETARY, BY SUBMITTING A SUBSEQUENTLY DATED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.




                    RITE AID CORPORATION PROXY STATEMENT
                      SPECIAL MEETING OF STOCKHOLDERS

This proxy statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Rite Aid Corporation, a Delaware corporation (the "Company"), for use at a Special Meeting of the stockholders of the Company (the "Special Meeting") to be held at The Radisson Penn Harris Hotel and Convention Center, 1150 Camp Hill Bypass, Camp Hill, Pennsylvania 17011, on Tuesday December 29, 1998 at 9:30 a.m., or any adjournment or postponement thereof, for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to stockholders on or about November 30, 1998. Only stockholders of record at the close of business on November 27, 1998 (the "Record Date") shall be entitled to notice of and to vote at the Special Meeting.

If the enclosed proxy is properly executed and returned prior to voting at the Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, the shares will be voted FOR the proposal to amend the Company's Restated Certificate of Incorporation (the "Restated Certificate"). Management does not intend to bring any matter before the Special Meeting other than as indicated in the notice and does not know of anyone else who intends to do so. However, if any other matters properly come before the Special Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be deemed authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

At October 24, 1998, the Company had outstanding and entitled to vote 258,576,668 shares of Common Stock. There must be present at the meeting in person or by proxy holders of a majority of the issued and outstanding shares entitled to vote to constitute a quorum for the meeting. Shares represented by a proxy with instructions to abstain and any shares represented by broker non-votes will be counted in determining whether a quorum is present. Broker non-votes are not considered present for purposes of determining the total number of shares with voting power present with regard to the proposal to approve the proposed amendment. Each holder of Common Stock is entitled to one vote per share of Common Stock held of record by him or her on the Record Date.

Approval of the proposed amendment will require the affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. Broker non-votes will be treated as abstentions on the proposal to approve the proposed amendment. Neither an abstention nor a broker non-vote is an affirmative vote and, therefore, both will have the same legal effect as a vote against the approval of the proposed amendment.



                       SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of October 24, 1998, certain information concerning the beneficial shareholdings of each director and executive officer of the Company and of all directors and executive officers as a group. Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted. Except as set forth below, no person was known by the Company to own beneficially more than five percent (5%) of the Company's outstanding Common Stock.

                                       Number of
                                      Common Shares
            Beneficial Owners       Beneficially Owned     Percent of Class
            -----------------       ------------------     ----------------

Alex Grass......................       2,616,923 (2)             1.0%

William J. Bratton..............           2,000                  *

Franklin C. Brown...............         397,210 (3)              *

Leonard I. Green................       1,002,000                  *

Martin L. Grass.................       3,807,785 (4)            1.5%

Nancy A. Lieberman..............           5,000 (5)              *

Phillip Nievert.................       2,877,506 (6)            1.1%

Leonard Stern...................           8,000                  *

Preston Robert Tisch............           8,000 (7)              *

Gerald Tsai, Jr.................           2,000 (8)              *

Timothy J. Noonan...............       1,210,968                  *

Frank M. Bergonzi...............         583,281                  *

Beth J. Kaplan..................         307,155                  *

Massachusetts Financial
  Services Company..............      26,228,342 (9)           10.1%

American Express Company........      18,181,342 (10)           7.0%

Putnam Investments, Inc.........      18,017,600 (11)           7.0%

FMR Corp........................      24,407,342 (12)           9.4%

All executive officers
and directors (25 persons)......      13,524,470 (2)(3)(4)(6)   5.2%

------------

*Percentage less than 1% of class.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Unless otherwise indicated, the address of each beneficial owner shall be the address of the Company. Except as otherwise specified herein, all information has been provided to the Company as of May 4, 1998.

(2) Includes 137,904 shares of Common Stock owned by the Grass Family Foundation of which Mr. Alex Grass is a director. Also includes 90,982 shares of Common Stock held in trust for the benefit of Martin
      L. Grass and of which Mr. Alex Grass is a trustee and 370,568 shares of Common Stock held in trust for the benefit of Lois Grass and of which Mr. Alex Grass is an alternate trustee.

(3) Includes 383,360 shares owned by Mr. Brown's wife as to which Mr. Brown disclaims any beneficial interest. All options and stock-based awards held by Mr. Brown have been assigned to his children and he disclaims any beneficial interest in those shares.

(4) Includes 370,568 shares held in trust for the benefit of Lois Grass of which trust Mr. Martin Grass is a co-trustee.

(5) This information is derived from a Form 5 filed with the Securities and Exchange Commission on May 15, 1998.

(6) Includes 1,440,000 shares held in trust as to which Mr. Nievert is both a co-trustee and a co-beneficiary and 722,778 shares owned by Mr. Nievert's wife. Mr. Nievert disclaims any beneficial interest in those shares owned by his wife.

(7) This information is derived from a Form 5 filed with the Securities and Exchange Commission on May 21, 1998.

(8) This information is derived from a Form 4 filed with the Securities and Exchange Commission on October 5, 1998.

(9) Massachusetts Financial Services Company beneficially owns 26,228,342 shares, of which it has sole dispositive power over all of the shares and sole voting power as to 25,845,562 of the shares. This information is derived from a Schedule 13G filed with the Securities and Exchange Commission on August 17, 1998. Massachusetts Financial Services Company is located at 500 Boylston Street, Boston, MA 02116.

(10) American Express Company, through its wholly owned subsidiary American Express Financial Corporation, a registered investment advisor, is deemed to beneficially own 18,181,342 shares, as to which it has shared dispositive power over all of the shares and shared voting power as to 8,588,122 of the shares. American Express Company is located at American Express Tower, 200 Vesey Street, New York, NY 10285.

(11) Putnam Investment Management, Inc. and the Putnam Advisory Company, Inc., both wholly owned registered investment advisors of Putnam Investments, Inc., together beneficially own 18,017,600 shares, as to which Putnam Investment Management, Inc. beneficially owns 15,480,400 shares and The Putnam Advisory Company beneficially owns 2,537,200 shares. Both subsidiaries have shared dispositive power over the shares each beneficially owns as investment managers, but each of the mutual fund's trustees have voting power over the shares held by each fund, and the Putnam Advisory, Inc. has shared voting power over the shares held by the institution clients (740,200 shares). Putnam Investments, Inc. is located at One Post Office Square, Boston, MA 02109.

(12) FMR Corp., through its wholly owned subsidiary, Fidelity Management & Research Company, a registered investment advisor, and through its wholly owned subsidiary, Fidelity Management Trust Company, a bank, is deemed to beneficially own 24,407,342 shares, as to which it has sole dispositive power over all of the shares and sole voting power as to 1,715,298 of the shares. FMR Corp. is located at 82 Devonshire Street, Boston, MA 02109.


          PROPOSAL TO INCREASE THE AUTHORIZED COMMON STOCK

The Board of Directors of the Company has approved and recommends to the stockholders a proposal to amend the first paragraph of Article Fourth of the Company's Restated Certificate of Incorporation (the "Restated Certificate") to increase the total number of shares of all classes of capital stock which the Corporation shall have authority to issue from 320,000,000 to 620,000,000 shares by increasing the number of authorized shares of Common Stock from 300,000,000 shares to 600,000,000 shares (the "Amendment"). The number of shares of Preferred Stock, par value $1.00, of the Company will remain at 20,000,000 shares. The Amendment to the Restated Certificate is attached as Appendix A to this proxy statement. As of October 24, 1998, 258,576,668 shares of Common Stock were issued and outstanding and 37,708,302 were reserved for issuance under the Company's stock option plans and under outstanding convertible subordinated notes. As a result, only 3,715,030 shares of Common Stock (including shares held in treasury) remain available for future financing and other corporate purposes.

The Board of Directors believes that the proposed increase in the authorized Common Stock is in the best interests of the Company and its stockholders.

Reasons for the Proposal

The Board of Directors believes that the availability of additional shares resulting from approval of the proposed Amendment will benefit the Company by providing the flexibility to issue Common Stock for a variety of proper corporate purposes without further action by the Company's stockholders, except as may be required by law, regulation or stock exchange rules. As a result, the Company would be in a better position to take prompt advantage of opportunities for which the issuance of Common Stock might be appropriate including, without limitation, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition or merger into the Company of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock dividends or other corporate distributions, or other bona fide corporate purposes. As indicated above, as of October 24, 1998, the Company had only 3,715,030 authorized but unreserved and unissued shares of Common Stock available for future issuances. This severely limits the ability of the Board of Directors to issue shares of Common Stock without seeking stockholder approval. If the Amendment were postponed until specific needs arose for an amount of shares in excess of the amount of Common Stock authorized for issuance, the Company's ability to respond promptly and effectively might be adversely impacted by the additional expense and delay resulting from the stockholder approval process.

On November 17, 1998, the Company and Eli Lilly and Company ("Lilly") announced that they had entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), pursuant to which the Company has agreed to acquire (the "PCS Acquisition") all of the outstanding capital stock of PCS Holding Corporation ("PCS"), a wholly owned subsidiary of Lilly, for a purchase price of $1.5 billion in cash. In addition, Lilly will retain $100 million of cash from PCS.

The Company currently intends to fund the purchase price of the PCS Acquisition with the net proceeds it anticipates realizing from a public offering of securities (the "Offering"), consisting of shares of Common
Stock and equity-linked securities. Based on the last reported sale price of the Common Stock on the New York Stock Exchange on November 16, 1998
(the last full day of trading for the Common Stock prior to the announcement of the execution of the Stock Purchase Agreement) of $44.4375 per share, the Offering to fund the purchase price of the PCS Acquisition (excluding fees and expenses related to the Offering and the PCS Acquisition) would consist of approximately 34,000,000 shares of Common Stock (assuming that the Offering consisted solely of shares of Common Stock).

In the event that the proposed Amendment is not approved or conditions in the equity market are not favorable, the Company intends to use borrowings under a new credit facility to be provided by a syndicate of lenders (the "New Credit Facility") to fund the PCS Acquisition. The Company, J.P. Morgan Securities Inc. ("J.P. Morgan") and Morgan Guaranty Trust Company of New York ("Morgan Guaranty") have entered into a commitment letter (the "Commitment Letter") with respect to the New Credit Facility. Pursuant to the Commitment Letter, Morgan Guaranty and J.P. Morgan have committed to provide the Company with borrowings of up to $1.5 billion, subject to customary terms and conditions, including the absence of a material adverse change in the financial condition of the Company and PCS and the execution of definitive documentation with respect to the New Credit Facility. The obligation of the Company to consummate the PCS Acquisition is not conditioned upon the receipt of financing necessary to consummate the PCS Acquisition.

The vote of the stockholders of the Company on the proposed Amendment will not affect the consummation of the PCS Acquisition. If the proposed Amendment is delayed or not adopted, or if market conditions are not favorable, the Company intends to postpone the Offering until such time as the stockholders of the Company shall vote to approve the Amendment and such time as the Company believes that market conditions are favorable, and in such event, the Company intends to use borrowings under the New Credit Facility to consummate the PCS Acquisition. In addition, in the event that the proposed Amendment is not approved, the Company may find it necessary to convene a special meeting of stockholders before the Company could consummate any other transaction in which the number of shares of Common Stock that would be issued, together with all other new issuances of Common Stock after October 24, 1998, would exceed 3,715,030. This could potentially add to the costs of a future transaction and the added time necessary to prepare for and hold a stockholders' meeting could serve as a disincentive for third parties otherwise interested in making an investment in, or entering into such transaction with the Company.

Effects of the Proposal

The Board of Directors is authorized to issue the Common Stock for such consideration as the Board may fix and for any corporate purposes. Such issuance can be undertaken without the further action of stockholders, except as maybe required by law, regulation or stock exchange rule. The Board of Directors will determine whether, when, and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes.

The additional shares of Common Stock to be authorized by the adoption of the Amendment would have rights and privileges identical to the currently outstanding shares of Common Stock of the Company. Adoption of the proposed Amendment and issuance of the Common Stock authorized thereby would not affect the rights of the holders of currently outstanding shares of Common Stock, except for effects incidental to increasing outstanding shares of Common Stock such as dilution to the earnings per share and voting rights of current holders of Common Stock. The Company's stockholders do not have preemptive rights with respect to future issuances of additional shares of Common Stock, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock of the Company in order to maintain their proportionate ownership interest. As a result, the issuance of additional authorized Common Stock (other than a stock split or other pro rata distribution to stockholders) would result in dilution of the beneficial ownership interests and/or voting power of each Company stockholder who does not purchase additional shares to maintain his or her pro rata interest.

Because the authorized but unissued stock could be issued by the Board of Directors for the purpose of countering an unsolicited takeover or other proposal that is opposed by the Board, an increase in the number of authorized shares may be viewed as having the effect of discouraging an unsolicited attempt by another person or entity to acquire control of the Company that holders of Common Stock may deem to be in their best interest or in which holders of Common Stock are offered a premium for their shares over market price. The Board is not currently aware of any person or entity who is seeking to acquire control of the Company and has no plans to issue additional shares of Common Stock other than pursuant to the Offering. The Company has no current plan to issue any Common Stock in any transaction that would result in a change of control of the Company. If the Amendment is approved, all or any of the authorized shares of Common Stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription.

The Board of Directors believes that the benefits of providing the Company with the flexibility to issue shares without delay for any purpose outweighs the possible disadvantages discussed above, and that it is prudent, advisable and in the best interests of the stockholders to provide the greater flexibility that will result from the approval of the proposed increase in authorized shares.

Effective Date

If the Amendment is approved by the stockholders, it will become effective upon the filing of a Certificate of Amendment to the Restated Certificate with the Delaware Secretary of State, which filing is expected to take place promptly after the stockholders approve the Amendment. The only changes to the current Restated Certificate are those made by the proposed Amendment. Stockholder approval of the Amendment will also constitute approval of the filing of a Certificate of Amendment to the Certificate incorporating the Amendment as set forth on Appendix A attached hereto.

Recommendation of the Board of Directors

FOR ALL THE FOREGOING REASONS, THE BOARD OF DIRECTORS BELIEVES THAT THE AMENDMENT IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

                       PROPOSALS OF SECURITY HOLDERS

All proposals of any stockholder of the Company which the holder desires be presented at the next Annual Meeting of stockholders and be included in the proxy statement and form of proxy prepared for that meeting must be received by the Company at its principal executive offices no later than January 18, 1999. All such proposals must be submitted in writing to the Secretary of the Company at the address appearing on the notice accompanying this proxy statement.

                          SOLICITATION OF PROXIES

The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, solicitations may be made by telephone and personal interviews by officers, directors and regularly engaged employees of the Company. It is not anticipated that anyone will be specifically engaged by the Company or by any other person to solicit proxies. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward this proxy statement to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.


                                                                 APPENDIX A

Set forth below is the first paragraph of Article Fourth of the Company's Restated Certificate of Incorporation as proposed to be amended; the remainder of Article Fourth is unchanged:

"The total number of shares or stock which the Corporation shall have the authority to issue shall be 620,000,000 shares of which six hundred million (600,000,000) shares shall be Common Stock of the par value of $1.00 per share, and twenty million (20,000,000) shares shall be Preferred Stock of the par value of $1.00 per share."



                                 P R O X Y
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            RITE AID CORPORATION

                      SPECIAL MEETING OF STOCKHOLDERS
                              ---------------


      The undersigned hereby appoints Martin L. Grass and Franklin C. Brown, or either of them, with full power of substitution to each as proxies to represent the undersigned at a Special Meeting of Stockholders of Rite Aid Corporation (the "Company"), to be held at The Radisson Penn Harris Hotel and Convention Center, 1150 Camp Hill Bypass, Camp Hill, Pennsylvania 17011, on Tuesday December 29, 1998 at 9:30 a.m. and at any adjournment(s) thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as directed below with respect to the proposal as set forth in the proxy statement, and in their discretion, upon any other matters that may properly come before the meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE TABULATOR CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


/X/   PLEASE MARK YOUR VOTES AS IN
      THIS EXAMPLE.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.


----------------------------------------------------------------------------
DIRECTORS RECOMMEND A VOTE FOR PROPOSAL 1.
----------------------------------------------------------------------------
                                         FOR   AGAINST     ABSTAIN
1.    Approval of Amendment             /  /     / /        /  /
      to the Restated Certificate
      of Incorporation to Increase
      the Authorized Common Stock.



SIGNATURE ______________________       DATE____________________________


Please sign name(s) exactly as printed hereon. Joint owners should each sign. In signing as attorney, administrator, executor, guardian or trustee, please give full title as such.